Exhibit 99.(h).(17).(b)

Docusign Envelope ID: 17AF40C3-60C7-4563-80A8-A6AEF370F984

SECOND AMENDMENT
TO PARTICIPATION AGREEMENT

This Second Amendment (“Amendment”) is entered into as of November 15, 2024, by and among Nationwide Financial Services, Inc. on behalf of its subsidiaries listed on Exhibit A to the Agreement (as defined below)(collectively, “Nationwide”) and the current and any future Nationwide separate accounts as applicable (“Variable Accounts”); Virtus Variable Insurance Trust (“VVIT”) on behalf of its series listed on Exhibit B hereto and The Merger Fund VL (“TMFVL”), each a Delaware statutory trust (each of the series of VVIT and TMFVL, the “Fund” and collectively, the “Funds”); and VP Distributors, LLC (the “Company”), a Delaware limited liability company.

WHEREAS, Nationwide, VVIT and the Company have entered into a Participation Agreement dated as of October 1, 2018 (the “Agreement”) which, as of the date hereof, remains in full force and effect;

WHEREAS, on March 1, 2017, Nationwide’s insurance subsidiary, Nationwide Life Insurance Company, acquired Jefferson National Financial Corp. and certain subsidiaries, including Jefferson National Life Insurance Company (“JNL”), Jefferson National Life Insurance Company of New York (“JNLNY”) and Jefferson National Securities Corporation (“JNSC”), (collectively, “Jefferson National”);

WHEREAS, JNSC merged with NFS’s broker-dealer subsidiary, Nationwide Investment Services Corporation (“NISC”), on or about January 1, 2023;

WHEREAS, JNL, VVIT, TMFVL, and the Company entered into a Participation Agreement dated November 2011; and JNLNY, VVIT and the Company entered into a Participation Agreement dated January 1, 2015; and

WHEREAS, it is intended that Jefferson National will terminate their existing contractual relationships and be subject to the terms of this Agreement effective November 15, 2024.

NOW, THEREFORE, the parties agree as follows:

1.	JNL and JNLNY are covered by the terms of the Agreement effective November 15, 2024.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

3.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

4.	This Amendment may be executed in two or more counterparts, which may be executed and/or exchanged electronically, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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Docusign Envelope ID: 17AF40C3-60C7-4563-80A8-A6AEF370F984

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date first set forth above.

NATIONWIDE FINANCIAL SERVICES, INC.

/s/ Leland W. Cummings
By:	Leland W. Cummings
Title:	VP, Head of Fund Operations

VIRTUS VARIABLE INSURANCE TRUST

/s/ Heidi Griswold
By:	Heidi Griswold
Title:	Vice President, Mutual Fund Services

THE MERGER FUND VL

/s/ Heidi Griswold
By:	Heidi Griswold
Title:	Vice President, Mutual Fund Services

VP DISTRIBUTORS, LLC

/s/ Heidi Griswold
By:	Heidi Griswold
Title:	Vice President, Mutual Fund Services
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Docusign Envelope ID: 17AF40C3-60C7-4563-80A8-A6AEF370F984

EXHIBIT A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
Jefferson National Life Insurance Company
Jefferson National Life Insurance Company of New York

Other Subsidiaries

Nationwide Investment Services Corporation

Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Variable Accounts, or performing duties or obligations hereunder on behalf of Nationwide, provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

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